EXHIBIT 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in this Registration Statement on this Form S-8 to be filed by Home Properties of New York, Inc. of our reports,
(1) dated January 30, 1999, on our audits of the consolidated financial statements and financial statement schedule of Home Properties of New York, Inc. as of December 31, 1998 and 1997, and for the three years in the period ended December 31, 1998, which reports were included in the 1998 Annual Report on Form 10-K, (2) dated June 18, 1999 on our audit of the CRC Portfolio for the year ended December 31, 1998, which report is included in Form 8-K/A Amendment No. 1 dated and filed on July 1, 1999, (3) dated July 1, 1999 on our audit of the MidAtlantic Portfolio for the year ended December 31, 1998, which report is included in Form 8-K dated and filed on July 15, 1999.



/S/ PRICEWATERHOUSECOOPERS LLP




PRICEWATERHOUSECOOPERS LLP

Rochester, New York
October 25, 1999